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                                                                   EXHIBIT 99.3

                                 AMENDMENTS TO
                        1996 EQUITY INCENTIVE PLAN OF
                       BOLDER TECHNOLOGIES CORPORATION


                           Adopted January 30, 1997


     Section 7(c) of the 1996 Equity Incentive Plan of Bolder Technologies Corporation, a Delaware corporation (the "Company") (the "Incentive Plan"), is hereby amended in its entirety to read as follows:

          "(c) Term. The term of each Non-Employee Director's option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date ("Expiration Date") five (5) years and ninety
     (90) days from the date of grant. If the Non-Employee Director's Continuous Status as an Employee, Director or Consultant terminates, the option shall terminate on the earlier of the Expiration Date or the date ninety (90) days following the date of termination of such Continuous Status. In any and all circumstances, a Non-Employee Director's option may be exercised following termination of his or her Continuous Status as an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of such status under the provisions of subsection 7(g)."




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